[LOGO] INVESCO FUNDS.

             INVESCO Funds Group, Inc. & INVESCO Distributors, Inc.

                        Compliance and Business Policies

                                  INTRODUCTION
                                  ------------
INVESCO's compliance and business policies adhere strictly to sound investment principles and practices and to the highest of ethical standards. Our policies are intended to ensure full conformity to the rules and regulations of our regulatory organizations.

The responsibility for following the policies and procedures rests with you, the employee. While INVESCO has a variety of procedures to oversee compliance, a conscientious, professional, and ethical attitude on your part will ensure that we fulfill the rules, regulations and business customs of our industry.

Every attempt has been made to cover all requirements, however, your good judgment is required for the success of INVESCO's compliance program. You should be familiar with the procedures and policies in this manual.

Occasionally, questions may arise which cannot be answered through this manual. In this instance, questions should be directed to the Legal & Compliance department.

Disciplinary sanctions such as suspension, with or without pay, or termination of employment may be imposed against any person who fails to adhere to the policies and procedures set forth in this manual.

On an annual basis, each INVESCO officer, director, and employee will be required to provide a written certification that he or she has read and understands the policies in the manual, recognizing that he or she is subject to the policies. In addition, on an annual basis each INVESCO officer, director, and employee will be required to certify in writing the disclosure of all personal securities transactions and reportable accounts.

     Questions regarding the contents of this manual should be directed to:

 Stephanie Barres, ext. 6475; Ruth Christensen, ext. 6546; Nicole Telgenhoff,
                                   ext. 2786;

                           or Jim Lummanick, ext. 6526

                                 Code of Ethics
                                 --------------

As members of an organization serving the public, all employees are guided in their actions by the highest ethical and professional standards.

    1. The general conduct of all employees must at all times reflect the professional nature of the business we are in. INVESCO employees are judicious, accurate, objective and reasonable in dealing with both clients and other parties. The personal integrity of all employees must be beyond the slightest shadow of a doubt.
    2. All INVESCO personnel must act within the spirit and the letter of all federal, state, and local laws and regulations pertaining to the securities business.
    3. At all times, the interest of the client has precedence over any personal interest.
    4. All officers, directors and employees shall obtain written prior approval before placing a securities transaction

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       (as listed in the following INVESCO policies).

    5. INVESCO personnel will not accept compensation of any sort for services, from any outside source without the permission of the CEO or their representative.

    6. When personal interests conflict with the interests of INVESCO and it's clients, the employee will report the conflict to the Legal & Compliance department for resolution.

    7. Recommendations and actions of INVESCO are confidential and private matters between INVESCO and its clients. It is INVESCO's policy to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transaction of client accounts except to broker/dealers in the ordinary course of business.

    8. No information obtained during the course of employment regarding particular securities (including reports and recommendations of INVESCO) may be transmitted, distributed, or communicated to anyone who is not affiliated with INVESCO. In addition, an employee in possession of this information may not use this information for their own personal gain.

    9. The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all INVESCO employees. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code, including the guidelines that follow.

                     Guidelines for Avoiding Prohibited Acts
                     ---------------------------------------

INVESCO employees are prohibited from the following ("Prohibited Acts"):

    1. Soliciting or recommending purchases, sales or reinvestment in securities not in accordance with the client's investment objectives and guidelines.

    2. Attempting to use their influence to cause any client account to purchase, sell or retain any securities for the purpose of seeking any form of personal gain.

    3. Warranting the value or price of any security or guaranteeing its future performance.

    4. Promising or representing that an issuer of securities will meet its obligations or will fulfill its investment or business objectives in the future.

    5. Agreeing to protect a client against loss by repurchasing a security at some future time.

    6. Owning or taking title to any funds or assets of a client.

    7. Maintaining a joint brokerage or bank account with any client; sharing any benefit, profit or loss resulting from securities transactions with any client; or entering into any business transaction with any client.

    8. Borrowing money or securities from any client, regardless of the relationship between the client and INVESCO representative.

    9. Owning, operating, managing or otherwise engaging in or being employed by any outside business activity on either a full-time or part-time basis without the prior written approval of the President or CEO.

   10. Violating or failing to abide by INVESCO's policy designed to detect and prevent insider trading, and INVESCO policy regarding buying and selling AMVESCAP shares or ADR's.

   11. Entering orders in any account for which there is no client.

Any employee who becomes aware of any conduct which might violate the Prohibited Acts listed above, any laws or regulations, or improper or unauthorized actions, should report such conduct to their supervisor. Any questions about the conduct required by INVESCO should be directed to the Legal & Compliance department.

                               Need-to-Know Policy
                               -------------------

In conjunction with the policies regarding insider trading and material information, INVESCO maintains a Need-to

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Know Policy. This policy has been adopted to prevent even the appearance of impropriety.

As INVESCO diversifies its products and services, we must be aware that potential conflicts may arise: For instance, in the normal course of business with a retirement plan, INVESCO may receive confidential information about the plan's company (such as imminent lay-offs, poor earnings, etc.) that may be material to a portfolio manager holding the stock and trying to determine to buy or sell the securities.

In consideration of our professional responsibilities, and under law, INVESCO must not use nonpublic information improperly to benefit INVESCO, a client, or an individual. INVESCO personnel should always make every effort to avoid even the appearance of misusing nonpublic information.

In light of this, INVESCO employees who have nonpublic information must not disclose it to anyone who does not have a "need to know." This policy, also know as a "Fire Wall," is designed to keep the information confidential. While there may be times in which trading or other activities must be restricted, reliance on a successful operating Fire Wall allows INVESCO to minimize such restrictions. The Fire Wall permits INVESCO personnel in non-affected areas to continue to engage in activities involving a particular company's securities.

Under the Fire Wall policy, those on the "informed" side of the wall have a special duty to ensure that appropriate standards or confidentiality are maintained. For those on the "uninformed" side of the wall, a corresponding duty exists. All INVESCO personnel are prohibited from making any effort to obtain nonpublic information that may be in the possession of other parts of the organization. Again, INVESCO employees who have nonpublic information must not disclose it to anyone who does not have a need to know.

When material information is communicated, whether to other personnel or to those outside the organization, the second person is then "brought over the wall" and is then prohibited from effecting transactions in the concerned company securities until the information is made public. Therefore, extreme care should be taken to ensure that they are not put in a position of nonpublic information about other transactions that might prejudice or inhibit the appropriate performance of their other functions in their normal area of operation.

Any questions as to whether a piece of information is material or should not be communicated should be directed to the Legal & Compliance department of INVESCO.

This policy is to be read in conjunction with the INVESCO Personal Securities Trading Policies.

                              GIFTS AND GRATUITIES
                              --------------------

In compliance with the National Association of Securities Dealers Regulation, Inc. (NASDR) Conduct Rule 3060 (a): No officer, director, or employee of INVESCO shall directly or indirectly accept in any one year gifts, gratuities or favors in excess of $100 per individual per year from any one broker/dealer without the prior written approval of the Legal department.

In connection with the retail sale or distribution of shares of the INVESCO Funds products (retail, variable, etc.), no officer director, or employee covered by this policy may offer or pay to any broker/dealer anything of material value over $50, and no broker/dealer may solicit or accept anything of material value (over $50). See NASDR Conduct Rules 2820 & 2830.

Gifts or gratuities of any amount to any fiduciary of an existing or prospective ERISA account, or any associated person thereof, should be pre-approved in writing by the Legal Department. The U.S. Department of Labor (DOL) has specific regulations regarding this issue which may necessitate a review for individual clients.

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Lavish or frequent entertainment may be considered a gift.

NASDR Rules require that the receipt of a gift or the giving of a gift must be documented. Recordkeeping for gifts is maintained in the Legal department.

     To report a gift, complete the Gift Reporting Form and forward to Stephanie Barres, Mail Stop 201.

                          Activities Outside of INVESCO
                          -----------------------------

If you wish to accept a position with a corporation (public or private), charitable organization, foundation or similar group, you should seek prior approval. Submit a memorandum detailing the proposed activity to the Human Resources department, the Chief Executive Officer and to the General Counsel.

The memorandum should state the compensation or benefits, direct or indirect, that you will receive from your participation and the nature of the time commitment involved. These types of requests will be treated on a case-by-case basis with the interests of INVESCO and its clients being paramount.

If authorization to serve on the board of directors of a company is granted, the INVESCO officer, director or employee serving as a director shall refrain from any direct or indirect involvement in the consideration for purchase or sale and in the purchase of sale by any INVESCO client. For example, securities of the company of which the INVESCO officer, director or employee serves as a director, or any securities of an affiliate of such company, should not be purchased for INVESCO clients.

From time to time our employees are asked to serve as Directors, Advisory Directors, Trustees or officers of various corporations, charitable organizations, foundations and the like-these may be paid or volunteer. Sometimes the corporations are public or are thinking of becoming public and sometimes they are closely held corporations never expected to be publicly traded. Some of the activities may involve participation in, or knowledge of, proposed financial investments by the group involved. This section will briefly address the issues raised by these activities.

There is no absolute prohibition on an INVESCO employee participating in outside activities. As a practical matter, however, there may be circumstances in which it would not be in INVESCO's best interest to allow employees to participate in outside activities. The first consideration must be whether the activity will take so much of the employee's time that it will affect his or her performance. As important, however, is whether the activity will subject the employee to conflicts of interest that will reflect poorly on both him or her and INVESCO.

Our business is such that we must adhere strictly to the highest ethical standards and strive to avoid even the appearance of impropriety and conflict. It is impossible to anticipate every conflict that may arise, but activities should be limited to those that have the least probability of creating them. For example, serving on the board of a publicly traded company has clear potential for conflict, while serving on the board of a charitable organization generally does not.

Another consideration is that under the law, INVESCO and its employees must not use non-public material information improperly to benefit themselves or INVESCO's clients. It is conceivable, for example, that as an advisory board member, you may receive material non-public information about certain public companies. If this occurs, you would be prohibited from effecting transactions (either for your account or client accounts) until the information either is made available to the public or ceases to be material. You would also be required to keep the information confidential and, pursuant to our Code of Ethics and Insider Trading Policies, avoid using the information to effect trades.

Additionally, even if you are positive that you do not have any "insider information," unforeseen market events may make it look as if you did -- e.g., you sell securities of a company that subsequently reports an adverse event (e.g., loss of a major customer, departure of key employees, etc.). It is virtually impossible to prove a negative -- that you didn't

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know about the event -- and it may make it difficult to win any lawsuit that is brought or to mitigate any resulting adverse publicity.

                              Business Card Policy
                              --------------------

It is the policy of INVESCO, that the business cards of the officers and employees of INVESCO be accurate, clear, and not misleading to the recipient. The SEC and NASDR categorize business cards as advertising material, and thus apply all general marketing rules to business cards. Accordingly, when developing and disseminating business cards, certain guidelines should be followed. Also, as with all advertising and marketing materials, approval should be obtained from the Legal & Compliance department.

Standard INVESCO business cards prepared by the marketing Communications group meet all the necessary requirements. INVESCO Funds employees should only use business cards ordered from the Communications group.

                 Employee Political and Charitable Contributions
                 -----------------------------------------------

INVESCO realizes that, as active members of the community and involved citizens, its employees often participate in political and charitable projects and activities that may include donations and contributions by employees to political candidates or charitable organizations.

Although INVESCO encourages civic and community involvement by its employees, INVESCO desires to avoid any situation that raises a conflict of interest or that creates an appearance of impropriety in the context of INVESCO's business relationships. Specifically, this policy prohibits employees from making political or charitable contributions when the solicitation or request for such contributions implies that continued or future business with INVESCO depends on making such a contribution. Similarly, no contribution should be made that creates the appearance that INVESCO stands to benefit in its business relations because of an employee's contribution.

Campaign Contributions
----------------------

Both federal and state campaign finance laws include limits on political contributions that employees may make. Under federal law, the maximum amount an individual may contribute to a political candidate is $1,000 per election. The limits imposed by state law vary.

Generally, INVESCO policy is that all contributions made by employees must be entirely voluntary and should only be in an amount that is determined by the employee, taking into account this policy, to be unlikely to influence the candidate's judgment regarding any continued or future business with INVESCO. No contributions should be made that create the appearance of any of the conflicts discussed. In no case may any contribution exceed the applicable federal or state limitations.

If an employee is unsure if a particular political contribution would be in compliance with this policy, they should consult the Legal & Compliance department.

                             Contract Recordkeeping
                             ----------------------

All signed original agreements entered into on behalf of INVESCO should be sent to the Legal & Compliance

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department for inclusion in the contract database, and for disaster recovery purposes.

Only officers (Assistant Vice President, Vice President, and Senior Vice President) of INVESCO Funds Group, Inc., and of INVESCO Distributors, Inc., may sign contacts on behalf of INVESCO. Contact your department head to determine the appropriate officer to sign a contract.


--------------------------------------------------------------------------------

                  INVESCO Personal Securities Trading Policies

  (Substantially identical to the policies applicable to all AMVESCAP entities
                                    Globally)

  I.     Core Principles (All Employees)

     A. Employees have a duty to serve the best interests of clients and not to engage in conduct that is in conflict with such interests.
     B.  Employees are prohibited from misusing "inside information".
     C. Employees are permitted to acquire shares of AMVESCAP PLC ("AMVESCAP") through authorized share purchase schemes (including the AMVESCAP International Sharesave Plan) and otherwise in a manner consistent with applicable law.
     D. Employees are encouraged to invest in mutual funds, unit trusts and other collective investment vehicles sponsored by subsidiaries of AMVESCAP.
     E. Subject to certain exceptions set forth in these Policies employees are permitted to invest in other securities if they observe applicable laws and regulations and both the letter and spirit of these Policies.
     F. These Policies operate as a minimum "threshold" standard, and it is recognized that the Company's operating divisions and individual business units may wish to establish stricter standards. Less strict standards than those set forth in these Policies are generally discouraged and will be permitted only on an exceptional "case by case" basis and only where such exceptions are permitted by applicable law and are not inconsistent with these Core Principles.

II.      Prohibition Against Insider Trading (All Employees)

     A.  Terms and Definitions - As used in this Section II, certain key terms
         ----------------------
         have the following meanings:

     1. "Insider" - The concept of "Insider" is broad, and includes at a minimum all directors, officers and employees of a company. Directors, officers and employees of AMVESCAP and its subsidiary companies are deemed to be Insiders of AMVESCAP. In addition, any person may be a temporary Insider if he/she enters into a special, confidential relationship with a company in the conduct of its affairs and, as a result, has access to non-public information developed for the company's purposes. Thus, any person associated with AMVESCAP or any of its subsidiaries may become a temporary Insider of a company which is advised by a subsidiary or for which a subsidiary performs other services. Temporary Insiders of a company may also include, for example, its attorneys, accountants, consultants and other agents, or employees of its bank lenders and major customers.
     2. "Insider Trading" - While the law concerning "Insider Trading" is not static, it generally includes: (1) trading by an Insider while in possession of Material or Market/Price Sensitive Non-Public Information; (2) trading by non-insiders while in possession of Material or Market/Price Sensitive Non-Public Information either improperly obtained by the non-insider or disclosed to the non-insider by an Insider in violation of the Insider's duty to keep it confidential; and (3) communicating Material or Market/Price Sensitive Non-Public

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         Information to others.

     3. "Material Information" (U.S. terminology) and "Market or Price Sensitive Information" (U.K. terminology) - These terms generally include (1) any information that a reasonable investor would likely consider to be important to making an investment decision; and (2) any information that is reasonably certain to have a substantial effect on the price of a company's securities. Examples of Material or Market/Price Sensitive Information include (but are not limited to) changes in dividends or dividend policy, earnings estimates or changes in previously released earnings estimates, developments concerning significant merger or acquisition proposals, developments in major litigation, and significant changes in management.

     4. "Non-Public Information" - Information is "non-public" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

     B. General Prohibition - All Directors, officers and employees (including contract employees and part-time personnel) of AMVESCAP, its subsidiaries and affiliated companies worldwide, are prohibited from engaging in Insider Trading. This prohibition applies to both personal and client accounts.

     C. Reporting Obligation - Any Director, officer or employee (including any contract or part-time employee) who possesses or believes that he/she may possess Material or Market/Price Sensitive Non-Public Information about any issuer of securities must report the matter immediately to his/her legal/compliance department, which will review the matter and provide further instructions as to the appropriate handling of the information.

III. Policies and Procedures Governing Personal Securities Transactions Generally (Covered Persons only)

     A.   Covered Persons - The policies and procedures set forth in this
          Section III apply to Directors, officers and employees of AMVESCAP, its subsidiaries and affiliated companies ("AMVESCAP Companies") who are deemed to be "Covered Persons" as defined herein. The term "Covered Persons" includes all such Directors, officers and employees except those who have been determined to be "Exempt Persons" by the relevant management committee of an operating division of AMVESCAP or its designee ("Relevant Management Committee").

     B. Exempt Persons - An "Exempt Person" must meet all of the following criteria:

            1. Work in a position which is unrelated to any AMVESCAP
               Company's investment management, investment policy or investment strategy activities and who has no day-to-day access to information on current investment strategy, portfolio holdings and portfolio transactions;

            2. Demonstrate lack of day-to-day access to such information by factors such as physical separation (e.g. employment in a facility physically separated from the locations where investment-related activities occur) and lack of access to computer systems that would provide access to portfolio information;

            3. Annually sign a statement to the effect that such person has no actual access to such information, and that if he/she comes into contact with such information he/she will promptly notify his/her legal/compliance department who will determine, based on a review of the employee's circumstances, whether he/she may continue to be designated as an "Exempt Person".

               Note: Each exempt person's status will be reviewed periodically by the legal/compliance department. If any one of the above

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                 requirements is not met, the employee will immediately be
                 considered to be a covered person.

    C. General Policy

    1. Covered Persons may not engage in personal securities transactions that create an actual or potential conflict of interest with client trading activity. Thus Covered Persons have a fiduciary responsibility to ensure that all client trading activity in a security is completed before engaging in personal securities transactions in the same security.

    2. For purposes of this Section III the term "personal securities transaction" includes any transaction by a Covered Person for a "Covered Account", defined as any account: (a) in which a Covered Person has a direct or indirect financial interest; or (b) over which such Covered Person has direct or indirect control over the purchase or sale of securities. Such Covered Accounts may include, but are not limited to, accounts of a spouse, minor child, relative, friend, or personal business associate.

    D. Pre-clearance Requirements

    1. General Requirement -

    a. A Covered Person may not engage in a personal securities transaction unless it has been pre-cleared by his/her legal/compliance department following a determination that the transaction does not give rise to an actual or potential conflict of interest with client activity in the same security. This determination shall not be made, and pre-clearance shall not be given, if there has been a client account transaction in the same security within seven (7) calendar days of the proposed personal securities transaction (the "7-Day Rule").

    b. Subject to oversight by the Relevant Management Committee, the legal/compliance department has responsibility for setting the policy for determining which client accounts will be matched against each Covered Person's personal securities transactions.

    c. The pre-clearance requirements and procedures set forth in this paragraph D apply to personal securities transactions in any security that is not the subject of an exception set forth in paragraph F below, and specifically apply to transactions in shares of AMVESCAP and to transactions in shares of closed-end investment companies and closed-end investment trusts managed by an AMVESCAP company.

    d. In the case of personal securities transactions involving the purchase or sale of an option on an equity security, the legal/compliance department will determine whether to pre-clear the transaction by matching the personal securities transaction against client account activity in both the option and the underlying security.

    e. It shall be the responsibility of the legal/compliance department following pre-clearance of a personal securities transaction, to monitor client account activity in the same security for the following seven (7) calendar days to determine whether the appearance of a conflict is present, either in conjunction with a particular transaction or as the result of a pattern of trading activity and, if so, whether any additional action (such as disgorgement of profits) is warranted.

    2. Pre-Clearance Procedures - The legal/compliance department shall be responsible for setting appropriate procedures (and documentation) to carry out the pre-clearance requirements set forth in this paragraph D. These procedures shall include the following:

    a. The requirement that a Covered Person complete and submit to his/her legal/compliance department a preclearance request form setting forth details of each proposed personal securities transaction;

    b. The review of each such pre-clearance request form by the legal/compliance department, followed by its authorization or denial (as time-stamped on the form) of the request, and a communication of this decision to the affected Covered Person.

    c. The execution by such Covered Person of the authorized personal securities transaction within one trading day following the date of approval, following which time period a new pre-clearance request form must be

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     submitted.

  3. De Minimis Exemption

A pre-clearance request relating to a proposed personal securities transaction involving 2,000 or fewer shares (or 20 or fewer contracts, in the case of options) of an issuer that has at least US $1 billion (or non-U.S. currency equivalent) in market capitalization shall not be subject to the 7-Day Rule or other provisions of sub-paragraph D.1, provided (a) that any pre-clearance approval given for such transaction shall be valid for ten (10) calendar days only; and (b) no Covered Persons may make pre-clearance requests relating to transactions involving 2,000 shares (or 20 contracts in the case of options) of any particular security more than once every 30 calendar days.

E. Reporting Requirements

  1. Initial Reports by Covered Persons - Within 10 days of commencement of employment each Covered Person must provide to his/her legal/compliance department a complete list of all of his or her Covered Accounts.

  2. Reports of Trade Confirmations - Within (ten) 10 calendar days of settlement of each personal securities transaction, the Covered Person engaging in the transaction must file or cause to be filed with the legal/compliance department a duplicate copy of the broker-dealer confirmation for such transaction. (Note: The duplicate confirmation must be generated by the broker-dealer and mailed directly to the legal/compliance department. Employee delivered photostat copies are not acceptable.)

  3. Annual Update and Certification - No later that February 1 of each year, each Covered Person must file with the legal/compliance department an annual account statement that lists, as of December 31 of each prior year, all Covered Accounts of such Covered Person and all securities holdings of such Covered Accounts. Annually, each Covered Person must execute and provide his/her legal/compliance department with a certificate of compliance with these Policies and any other personal trading policies then in effect which apply to such Covered Person.

F. Exceptions to Pre-Clearance and Reporting Requirements

  1. Personal securities transactions in the following securities are not subject to either the pre-clearance requirements or the reporting requirements set forth in this Section III:

  a. Open-end mutual funds and open-end unit trusts (whether or not managed or distributed by an AMVESCAP Company);

  b. Variable annuities, variable life products and other similar unit-based insurance products issued by insurance companies and insurance company separate accounts.

  C. U.S. (Federal) Government Securities, and

  d. Money market instruments (as defined by the relevant legal/compliance department).

  2. Independent Directors - Personal securities transactions of an
     Independent Director of AMVESCAP are not subject to either the pre-clearance or reporting requirements set forth in this Section III except with respect to personal securities transactions in the shares of AMVESCAP or shares of any closed-end investment company or investment trust served by such Independent Director in a Director or Trustee capacity. For purposes of this exception the term "Independent Director" includes (a) any Director of AMVESCAP (i) who is neither an officer nor employee of AMVESCAP or of any AMVESCAP Company, or (ii) who is not otherwise "connected with" AMVESCAP or any AMVESCAP Company within the meaning of the London Stock Exchange Yellow Book; Personal securities transactions in the following are not subject to the pre-clearance

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requirements set forth in this Section III but are subject to the reporting requirements:

  a. Securities acquired through automatic dividend reinvestment plans;

  b. Securities acquired through the receipt or exercise of rights or warrants issued by a company on a pro rata basis to all holders of a class of security;

  C. A City Index (e.g., IG Index) (UK only);

  d. Futures contracts;

  e. Commodities contracts; and

  f. Futures or Options on a stock market index, a foreign currency or commodity.

4. Delegated Discretionary Accounts - Pre-clearance is not required for transactions in a Covered Account as to which a Covered Person is not exercising power over investment discretion, provided that:

  a. The Covered Account is the subject of a written contract providing for the delegation by the Covered Person of substantially all investment discretion to another party;

  b. The Covered Person has provided his/her legal/compliance department with a copy of such written agreement;

  c. The Covered Person certifies in writing that he/she has not discussed, and will not discuss, potential investment decisions with the party to whom investment discretion has been delegated; and

  d. The Covered Person complies with all reporting requirements outlined in paragraph E above, and also provides or makes provision for the delivery to his/her legal/compliance department of monthly/quarterly statements of discretionary account holdings.

The foregoing exception from the pre-clearance requirement does not apply to transactions by a delegated discretionary account in shares of AMVESCAP. All employees are required to notify parties to whom they have delegated investment discretion that such discretion may not be exercised to purchase shares of AMVESCAP and that any sales of AMVESCAP shares by a Covered Account which is the subject of delegated investment discretion are subject to the pre-clearance and reporting requirements set forth in this Section III and the policies and provisions set forth in Section IV below.


--------------------------------------------------------------------------------

G. Restrictions on Certain Activities

In order to avoid even the appearance of conduct that might be deemed contrary to a client's best interests, Covered Persons (other than Independent Directors of AMVESCAP) are subject to the following additional restrictions and prohibitions relating to certain investment activities and related conduct:

  1. Prohibition Against Trading in Securities on "Restricted Lists" - It is recognized that there may be occasions when AMVESCAP, an AMVESCAP Company, or a Covered Person who is a key executive of AMVESCAP or an AMVESCAP Company, may have a special relationship with an issuer of securities. In such occasions the Board of Directors of AMVESCAP or the Relevant Management Committee may decide to place the securities of such issuer on a "restricted list", to be maintained by the relevant legal/compliance department. All employees are prohibited from engaging in any personal securities transactions in a security on a "restricted list".

  2. Prohibition Against Short-Term Trading Activities - Covered Persons are prohibited from profiting in an "opposite transaction" in the same security within 60 days of its purchase or sale. Generally, only those

                                                                  August 4, 2000
                                                                              10
     securities requiring pre-clearance are subject to this Short-Term Trading Prohibition. However, while options and futures transactions are generally not subject to this Short-Term Trading Prohibition, such transactions may not be used to circumvent the prohibition.

  3. Prohibition Against Short Sales - Covered Persons are prohibited from engaging in short sales of securities.

  4. Prohibition Against Purchases in Initial Public Offerings - Covered Persons are prohibited from purchasing securities in initial public offerings except in those circumstances where different amounts of such offerings are specified for different investor types (e.g. private investors and institutional investors) and the purchase has been pre-cleared by the relevant legal/compliance department on the basis that it is not likely to create any actual or potential conflict of interest.

  5. Restrictions on the Purchase of Restricted Securities Issued by Public Companies - Generally, Covered Persons are discouraged from investing in restricted securities of public companies. A Covered Person may purchase such securities, however, if such purchase has been pre-cleared by his/her legal/compliance department following its determination that the proposed transaction does not present any actual or potential conflict of interest.

  6. Restrictions on Private Placements (Including Hedge Funds) - A Covered Person may not purchase or sell any security obtained through a private placement (including the purchase or sale of an interest in a so-called "hedge fund") unless such transaction has been pre-cleared by his/her legal/compliance department following its determination that the proposed transaction does not present any actual or potential conflict of interest. In addition, if a Covered Person owning securities of a privately held company knows that the company is proposing to engage in a public offering involving securities of that company (whether or not such securities are of the same class as the securities held by such Covered Person), he/she must disclose this information to his/her legal/compliance department which will determine whether further action should be taken.

  7. Participation in Investment Clubs - A Covered Person is prohibited from participating in an investment club unless such participation has been pre-cleared by his/her legal/compliance department following its determination that the following conditions have been satisfied:

          a. the Covered Person's participation does not create any actual or potential conflict of interest;

          b. the Covered Person does not control investment decision-making for the investment club; and

          C. The Covered Person has made satisfactory arrangements to ensure that duplicate trade confirmations of investment club activity and quarterly statements of investment club holdings are provided to his/her legal/compliance department by brokers acting on behalf of the investment club.

Should the Covered Person contribute, but not necessarily control, investment decision-making for the investment club, all transactions by the investment club would be subject to pre-clearance. (Note: Exemption from trading pre-clearance for Investment Club participation may be made by the legal/compliance department. Such account activity will be periodically reviewed and if deemed necessary, the pre-clearance exemption may be revoked at any time.)

  IV. Policies Governing Transactions in Shares of AMVESCAP PLC (All Employees)

  A. Personal securities transactions in shares of AMVESCAP PLC by Directors, officers and employees of AMVESCAP and the AMVESCAP Companies are governed by AMVESCAP's Share Dealing Code (the "Code", a copy of which is attached hereto) adopted in accordance with requirements of the London Stock Exchange. The Code is incorporated by reference and made a part of these Policies so that a violation of the Code is also deemed a violation of these Policies. Among other provisions the Code generally prohibits all trading in AMVESCAP shares during certain defined "closed periods" which are typically two calendar months before annual results and earnings announcements and one calendar month before quarterly results and earnings announcements.

  B. The prohibitions against insider trading set forth above in Section II of these Policies and the pre-clearance and reporting provisions set forth above in Section III of these Policies apply to personal securities transactions in shares of AMVESCAP, with the exception that the purchase of shares through regular payroll deduction in connection with operation of the AMVESCAP International Sharesave Plan is exempt from the pre-clearance provisions of Section III.

  C. The foregoing provisions apply to all Directors, officers and employees of AMVESCAP, including both Covered Persons and Exempt Persons as defined in Section III, and apply to all personal securities

                                                                  August 4, 2000
     transactions by or for the benefit of such persons, including transactions in discretionary accounts maintained for such persons.


--------------------------------------------------------------------------------

V. Administration of Policies (All Employees)

     A. With the exception of Part IV above, administration of these Policies is the responsibility of the various legal/compliance departments within the AMVESCAP group, subject to general oversight by the Relevant Management Committees.

     B. Responsibility for the administration of these Policies as they relate to transactions in AMVESCAP shares (Part IV above) rests jointly with the AMVESCAP Company Secretary, responsible for interpretations of the Code; its Group Compliance Officer, responsible for determinations made in the event of possible violations of the Code or of these Policies; and its various legal/compliance departments, responsible for pre-clearance and reporting of transactions. In any event responsibility for these Policies as they pertain to trading in AMVESCAP shares is subject to general oversight by the AMVESCAP Board of Directors.

     C.  Administrative responsibility for these Policies includes:

              1. the authority to adopt such forms and procedures as may be appropriate to implement these Policies;

              2. the authority to recommend and to implement policies that are more restrictive than those set forth in these Policies;

              3. the authority, on a case by case basis, and to a limited extent, to approve exceptions from any of the prohibitions, restrictions or procedures set forth in Part III of these Policies; and

              4. The authority to review violations of the Policies and to recommend to the Relevant Management Committee (or to the AMVESCAP Board of Directors in the case of violation of the Policies set forth in Part IV), such penalties and sanctions as may be appropriate under the circumstances.

     D. Exceptions - Where exceptions are approved under subparagraph C (3) above, a determination shall be made, in the case of each such exception, that it is consistent with the Core Principles set forth in
         Section I of these Policies and that it does not create an actual or potential conflict of interest. The approval of the exception and the circumstances surrounding such approval shall be noted in writing and reported to the Relevant Management Committee at the next available opportunity.

     E.  Penalties and Sanctions

              1. Persons who are found to have violated the prohibitions against Insider Trading set forth in Section II of these Policies may be subject to severe penalties and sanctions including but not limited to disgorgement of profits and suspension or termination of employment. These penalties and sanctions shall be in addition to any penalties that may be imposed by law, including (a) civil injunctions; (b) revocation of licenses and registrations; (c) substantial fines; and/or (d) imprisonment.

              2. Persons who are found to have knowingly violated any of the other provisions of these Policies, including the pre-clearance and reporting requirements, the restrictions against certain defined activities and the rules governing trading in shares of AMVESCAP, shall be subject to a range of possible sanctions including, among other actions: (a) required special education or training; (b) letters of admonition or censure; (c) restrictions on further personal securities transactions; (d) disgorgement of profits; and (e) reassignment, demotion,

                                                                  August 4, 2000
                                                                              12
     suspension or termination of employment.


--------------------------------------------------------------------------------

               POLICY FOR DIRECTOR AND EMPLOYEE PERSONAL DEALINGS

                    IN THE SHARES AND OPTIONS OF AMVESCAP PLC

                                  INTRODUCTION

The London Stock Exchange requires all listed companies to adopt a share dealing policy and procedures designed to prevent members of the Board of Directors and employees from improperly using material non-public information. We must comply with this policy if we wish to deal in the Ordinary Shares, American Depository Receipts ("ADRs"), or exercise share options of AMVESCAP PLC.

                          PERSONS COVERED BY THE POLICY

All members of the AMVESCAP PLC Board of Directors, Executive Board, and all employees are subject to this policy. In addition, all "connected persons" of Board members or employees are also covered.

Persons connected to directors or employees includes:

             o Our spouses;

             o Our dependent children under the age of 18 (including adopted, illegitimate or step-children);

             o Any body corporate, or other business entity, with which the director or employee is "associated" i.e., where 20% or more of the equity share capital or voting power is controlled by the director or employee and their connected persons;

             o The trustees of any trust where the beneficiaries of the trust include any of the above connected persons (with the exception of employee share schemes and pension schemes);

             o Our business partners i.e., a person or business entity with which we share a mutual economic interest under an agreement to share that interest.


                               DEALING PROCEDURES

All of our transactions in AMVESCAP PLC ordinary shares or ADRs must be approved in advance, including those in plans or trusts sponsored by the Company. Members of the Board of Directors and Executive Board must obtain prior clearance from the Group Compliance Officer. Employees must obtain approval in accordance with the personal share dealing policies in effect in their business unit. Generally this will mean seeking approval via their local compliance team which will be notified by the Company Secretary of any dates when employees are not free to deal. Details of "close periods", namely periods when employees are not free to deal, are also circulated to all employees on the internal e-mail system.

All of our options transactions, including those through plans or trusts sponsored by the Company, must also be approved in advance. Members of the Board of Directors, Executive Board members, and employees must obtain approval from the Group Company Secretary. The Request for Authorization to Deal Form must be used for dealing in shares and ADRs. The Application Form for the Purpose of Exercises of Share Options must be used for options

                                                                  August 4, 2000
                                                                              13
transactions.

We are obligated to inform our connected persons that they are also subject to these requirements. Any dealing they may do must be approved as described above.


                               PROHIBITED DEALINGS

In order to prevent even the appearance of impropriety, we must be careful to deal in AMVESCAP shares or options only when not in possession of material non-public information. This includes, but is not limited to the following:

              o No share dealing within two months before the Company announces its annual results or dividends;

              o No share dealing within one month before the announcement of semi-annual or quarterly results;

              o The exercise of an option or right to purchase under an employee share scheme is generally not permissible where the final exercise date falls within the above periods, although certain transactions may be permissible depending upon the circumstances. In any event, if you are unsure as to your ability to exercise an option you should contact the Company Secretary;

              o No short term or day trading of shares or ADRs, i.e. purchases and sales within a 30-day period.

Any questions regarding this policy or procedures should be referred to the Group Compliance Officer or Group Company Secretary.

                                                                  August 4, 2000
                                                                              14

[LOGO] INVESCO FUNDS

             INVESCO Funds Group, Inc. & INVESCO Distributors, Inc.
                        Compliance and Business Policies
                                 Acknowledgement

I hereby acknowledge receipt of the Compliance Policies of INVESCO Funds and agree to comply in all respects with the policies, procedures and guidelines contained therein or such other policies, procedures and guidelines as may apply.

Set forth below is a listing of all brokerage accounts currently being maintained for myself, my spouse, my minor children, or any other person or entity in which I may have a beneficial interest or derive a direct or indirect benefit.

I hereby agree to notify the Legal & Compliance Department of any new brokerage accounts that may be established for me, my spouse, my minor children, or any other person or entity in which I may have a beneficial interest or derive a direct or indirect benefit. In addition, I will notify the Legal & Compliance Department of any brokerage accounts which I close.

I acknowledge that my work on and contributions to documents, programs and other expressions in any tangible medium (collectively "Works") are within the scope of my employment by INVESCO and part of my duties and responsibilities. Without limiting this acknowledgment, I assign, grant and deliver exclusively to INVESCO all rights, titles and interests in and to any such Works and all copies and versions, including all copyrights and renewals. At any time at INVESCO's request and for any reason, I will deliver promptly to INVESCO all materials, documents, plans, records, notes or other papers and any copies in my possession or control relating in any way to INVESCO's business, which at all times shall be the property of INVESCO.

I hereby certify that I have read and understand the INVESCO Compliance and Business Policies and recognize that I am subject to all of its terms and provisions. I further certify that I will comply with the requirements of the INVESCO Compliance and Business Policies and will disclose and report all personal securities transactions required to be disclosed and reported pursuant to the requirements of the INVESCO Compliance and Business Policies.


--------------------------------------------------------------------------------
Print Name

--------------------------------------------------------------------------------
Sign Name                                               Date


     For questions, please contact Stephanie Barres, Ruth Christensen, or Nicole Telgenhoff.

Additionally, set forth below (or see attached statement) to the best of my knowledge, is a list of all public and private securities owned by myself, my spouse, my minor children, or any other person or entity in which I may have a beneficial interest or derive a direct or indirect benefit.

Brokerage Accounts - Please provide firm name and address, account number, the name of your contact person, and the exact registration of the account(s), or if you have no such account please state "NONE".

-------------------------------------------------------------------------------------------------------------------------------
        Brokerage Firm Name &             Brokerage Firm                   Account #                   Account Registrations
           Contact Person            Address, City, State, Zip
                                                                                                     (e.g. Joe Smith, IRA, or
                                                                                                       Joe & Jane Smith JT)
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------


NOTE: It is not necessary to report holdings in 1) commodity futures not involving securities, 2) U.S. government bonds, 3) bank certificates of deposit,
4) shares in open end management investment companies (mutual funds) managed by an entity other than INVESCO and for which INVESCO does not provide transfer agency or other services, or 5) purchases which are part of an automatic dividend reinvestment plan.

--------------------------------------------------------------------------------
INVESTMENT                 SHARES              BROKER NAME/or Certificate Held
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


INVESCO Funds Accounts:
--------------------------------------------------------------------------------

Account Number                               Registration:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                     Initial:___________________

                           INVESCO Funds Group, Inc.
                    Private Placement Participation Request

Date:__________

PERSONAL INFORMATION

Name: ________
Department: ________

PRIVATE PLACEMENT INFORMATION

Name of Company: ________

Date of Investment: ________

Initial Investment: ________

Additional Investment(s): ________

Type of Company: ________

Industry: ________

Percentage Owned: ________

Relationship to Company: ________

Are/will you be a member of the Board of Directors? ______ If so, position held: _______

Senior Officers of Company: ________

How did you learn of the opportunity? ________

Attach the company offering document/information.

Additional Information: ________

--------------------------------------------------------------------------------

* I am fully aware I must continue to abide by INVESCO Funds Groups Inc. Business Policies & Procedures. To my knowledge, I will not be violating any federal/state/firm rules or regulations and if circumstances change I will notify the Legal Department

* I will notify INVESCO when and if the company goes public.

Signature ______________________             Date ______________________

DEPARTMENTAL USE

Date Received: _____________________